Filed pursuant to Rule 433

Registration Nos. 333-157386 and 333-157386-01

Citigroup Funding Inc. (CFI) Buffer Notes Based upon the S&P 500 Index Summary of Final Terms

Issuer:	Citigroup Funding Inc. (CFI)

Rating of Issuer’s Obligations:	The creditworthiness of CFI is A3/A (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Offering:	Buffer Notes based upon the S&P 500 Index

Sole Manager:	Citigroup Global Markets Inc.

Offering Price:	$1,000 per unit

Units Issued:	18,000

Principal Amount:	$18,000,000

Pricing Date:	July 8, 2010

Settlement Date:	July 13, 2010

Valuation Date:	August 4, 2011

Maturity Date:	August 9, 2011

Underlying Index:	S&P 500 Index (“SPX”)

Coupon:	None.

Initial Index Value:	1,070.25, the closing value of the Underlying Index on the Pricing Date

Final Index Value:	The closing value of the Underlying Index on the Valuation Date

Buffer Amount:	10.00%

Index Return Percentage:	The Index Return Percentage will be computed as follows:

Final Index Value - Initial Index Value Initial Index Value

Payment at Maturity:	For each $1,000 unit, $1,000 plus:

(a)    If the Index Return Percentage is positive, the product of (i) $1,000, and (ii) the Index Return Percentage provided that the payment at maturity cannot be greater than $1,280 or a maximum return of to 28% per each note.

(b) If the Index Return Percentage is between 0% and -10.00%, zero

(c) If the Index Return Percentage is less than -10.00%, the Index Return Percentage plus the Buffer Amount, which will be negative.

Cusip/ISIN:	17314V122 / US17314V1228

Calculation Agent:	Citigroup Global Markets Inc.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Citigroup Funding Inc. (CFI) Buffer Notes Based upon the S&P 500 Index Summary of Final Terms

Business Days:	New York

Currency:	USD

Listing:	None

Settlement:	DTC, Euroclear, and Clearstream